January 2019 Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 18, 2019 / Registration Statement No. 333- 219206

GS Finance Corp.	STRUCTURED INVESTMENTS Opportunities in U.S. Equities

$14,803,420 Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020

Principal at Risk Securities

The Dual Directional Trigger Participation SecuritiesSM (the “securities”) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date (March 4, 2020) is based on the performance of the S&P 500® Index as measured from the pricing date (January 18, 2019) to and including the valuation date (February 28, 2020).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 2,670.71, the return on your securities will be positive and equal to the index percent change (the percentage change in the final index value from the initial index value), subject to the maximum upside payment of $11.45 per security. If the final index value is equal to or less than the initial index value but greater than or equal to the trigger level of 2,270.1035, which is 85.00% of the initial index value, you will receive the principal amount of your securities plus the absolute value of the index percentage change (e.g., if the index percentage change is -10%, your return will be +10%). However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

At maturity, for each $10 principal amount of your securities, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the index percent change, subject to the maximum upside payment;

•                  if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, the sum of (i) $10 plus (ii) the product of $10 times the absolute value of the index percent change; or

•                  if the final index value is less than the trigger level, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The securities are for investors who seek the potential to participate in any positive return of the index, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $9.84 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see the following page.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	January 24, 2019	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.35% ($347,880.37 in total)*	Net proceeds to the issuer:	97.65% ($14,455,539.63 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.225 for each security it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.01 for each security.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 4,930 dated January 18, 2019

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.84 per $10 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.16 per $10 principal amount).

Prior to January 18, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through January 17, 2020). On and after January 18, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 1,735 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

January 2019 Registration Statement No. 333- 219206 STRUCTURED INVESTMENTS Opportunities in U.S. Equities
GS Finance Corp.

$14,803,420 Dual Directional Trigger Participation Securities Based on the Value of S&P 500® Index due March 4, 2020

Principal at Risk Securities

The Dual Directional Trigger Participation SecuritiesSM (the “securities”) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date (March 4, 2020) is based on the performance of the S&P 500® Index as measured from the pricing date (January 18, 2019) to and including the valuation date (February 28, 2020).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 2,670.71, the return on your securities will be positive and equal to the index percent change (the percentage change in the final index value from the initial index value), subject to the maximum upside payment of $11.45 per security. If the final index value is equal to or less than the initial index value but greater than or equal to the trigger level of 2,270.1035, which is 85.00% of the initial index value, you will receive the principal amount of your securities plus the absolute value of the index percentage change (e.g., if the index percentage change is -10%, your return will be +10%). However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

At maturity, for each $10 principal amount of your securities, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the index percent change, subject to the maximum upside payment;

•                  if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, the sum of (i) $10 plus (ii) the product of $10 times the absolute value of the index percent change; or

•                  if the final index value is less than the trigger level, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The securities are for investors who seek the potential to participate in any positive return of the index, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$14,803,420
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	January 18, 2019
Original issue date:	January 24, 2019
Valuation date:	February 28, 2020, subject to postponement
Stated maturity date:	March 4, 2020, subject to postponement
Stated principal amount/Original issue price:	$10 per security / 100% of the principal amount
Estimated value:	approximately $9.84 per security. See page S-4 for more information.
Payment at maturity:

If the final index value is greater than the initial index value,

$10 + the upside payment, subject to the maximum upside payment at maturity

In no event will the upside payment at maturity exceed the maximum upside payment at maturity.

If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level,

$10 + ($10 × the absolute index return)

If the final index value is less than the trigger level,

$10 × index performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 15.00% and could be zero.

Upside payment:	$10 × index percent change
Maximum upside payment at maturity:	$11.45 per security (114.50% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -10% index percent change will result in a +10% absolute index return.
Initial index value:	2,670.71, which is the index closing value on the pricing date

Final index value:	The index closing value on the valuation date
Trigger level:	2,270.1035, which is 85.00% of the initial index value
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	36256M833 / US36256M8331
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Trigger Participation Securities

The Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 (the “securities”) can be used:

•                  As an alternative to direct exposure to the underlying index that offers unleveraged participation in a limited range of positive performance of the underlying index, subject to the maximum upside payment at maturity

•                  To obtain a positive return for a limited range of negative performance of the underlying index

•                  To gain 1-to-1 exposure to the underlying index with respect to moderate increases or outperform the underlying index with respect to moderate decreases in the underlying index from the initial index value to the final index value

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your securities.

If the final index value is less than the trigger level, the securities are exposed on a 1-to-1 basis to the negative performance of the underlying index from the initial index value to the final index value.

Maturity:	Approximately 13 months

Payment at maturity:

•                  If the final index value is greater than the initial index value, $10 + the upside payment, subject to the maximum upside payment at maturity. In no event will the upside payment exceed the maximum upside payment at maturity.

•                  If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10 + ($10 x the absolute index return).

•                  If the final index value is less than the trigger level, $10 × the index performance factor. This amount will be less than the stated principal amount of $10, will represent a loss of more than 15.00% and could be zero.

Trigger level:	2,270.1035, which is 85.00% of the initial index value

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

Maximum upside payment at maturity:	$11.45 per security (114.50% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Interest:	None

Redemption:	None. The securities will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The securities offer 1-to-1 exposure to a limited range of positive performance of the S&P 500® Index and 1-to-1 exposure to the absolute index return for a limited range of negative performance of the S&P 500® Index.  In exchange for 1-to-1 participation in the positive performance of the underlying index and 1-to-1 exposure to the absolute index return for a limited range of negative performance of the underlying index, investors forgo interest and any participation in positive performance above the maximum upside payment at maturity of $11.45 per security. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the upside payment, subject to the maximum upside payment at maturity of $11.45 per security. If the underlying index has not appreciated in value or has depreciated in value, but the final index value is greater than or equal to the trigger level of 85.00% of the initial index value, investors will receive the stated principal amount of their investment plus a return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 15.00% return.  However, if the underlying index has depreciated in value and the final index value is less than the trigger level, investors will lose 1.00% for every 1.00% decline in the index value from the pricing date to the valuation date of the securities. Under these circumstances, the payment at maturity will be at least 15.00% less than the stated principal amount, will represent a loss of more than 15.00% and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the securities and investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Upside Scenario if the Underlying Index Appreciates

The underlying index increases in value. In this case, you receive a full return of principal as well as 1-to-1 exposure to the increase in the value of the underlying index, subject to the maximum upside payment at maturity of $11.45 per security (114.50% of the stated principal amount). For example, if the final index value is 5.00% greater than the initial index value, the securities will provide a total return of 5.00% at maturity.

Absolute Return Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive a 1% positive return on the securities for each 1% negative return of the underlying index. For example, if the final index value is 10.00% less than the initial index value, the securities will provide a total positive return of 10.00% at maturity. The maximum return you may receive in this scenario is a positive 15.00% return at maturity. In this case, you receive at least the stated principal amount of $10 at maturity even if the underlying index has depreciated.

Downside Scenario

The underlying index declines in value and the final index value is less than the trigger level. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the securities. For example, if the final index value is 30.00% less than the initial index value, the securities will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per security, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security

Trigger level:	2,270.1035, which is 85.00% of the initial index value

Maximum upside payment at maturity:	$11.45 per security (114.50% of the stated principal amount)

Minimum payment at maturity:	None

Securities Payoff Diagram

The Underlying Index
The Trigger PLUS
150%
115%
114.5%
100%
85%
50%
0%
Unleveraged Trigger Zone
Stated Principal Amount
Hypothetical Payment at maturity Amount as % of Face Amount
0%
25%
50%
75%
85%
100%
114.5%
125%
150%
Hypothetical Final Index Level as % of Initial Index Level

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

How it works
▪

Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 100.00% of the appreciation of the underlying index from the pricing date to the valuation date of the securities, subject to the maximum upside payment at maturity. Under the terms of the securities, the investor will realize the maximum upside payment at maturity at a final index value of 114.50% of the initial index value.

	▪	If the underlying index appreciates 5.00%, the investor would receive a 5.00% return, or $10.50 per security.

	▪	If the underlying index appreciates 50.00%, the investor would receive only the maximum upside payment at maturity of $11.45 per security, or 114.50% of the stated principal amount.

Absolute Return Scenario. If the final index value is less than the initial index value but is greater than or equal to the trigger level, the investor would receive a 1% positive return on the securities for each 1% negative return on the underlying index.

	▪	If the underlying index depreciates 10.00%, investors will receive a 10.00% return, or $11.00 per security.

▪

Downside Scenario. If the final index value is less than the trigger level, the investor would receive an amount that is significantly less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be at least 15.00% less than the stated principal amount per security. There is no minimum payment at maturity on the securities.

	▪	If the underlying index depreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $7.00 per security at maturity, or 70.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the securities, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Trigger level	85.00% of the initial index value
Maximum upside payment at maturity	$11.45 per security

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

Securities purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlying index over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	114.500%
125.000%	114.500%
110.000%	114.500%
114.500%	114.500%
105.000%	105.000%
103.000%	103.000%
100.000%	100.000%
95.000%	105.000%
90.000%	110.000%
85.000%	115.000%
84.999%	84.999%
75.000%	75.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the securities. If the final index value level were determined to be 95.000%

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

of the initial index value, the absolute index return would be 5.000% and the payment at maturity that we would deliver on your securities would be 105.000% of the stated principal amount of your securities, as shown in the table above. In addition, if the final index value were determined to be 150.000% of the initial index value, the payment at maturity that we would deliver on your securities would be limited to the maximum upside payment at maturity, or 114.500% of each $10 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final index value over 114.500% of the initial index value.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments at maturity on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual final index value or what the market value of your securities will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered securities will depend on the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities, if any, on the stated maturity date may be very different from the information reflected in the examples above.

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are suited to your particular circumstances.

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the payment at maturity payable for your securities on the stated maturity date exceeds the stated principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash payment on your securities, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial index value to the index closing value on the valuation date. If the final index value is less than the trigger level, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the index value over the term of the securities. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 66 of the accompanying prospectus.

The Potential for the Value of Your Securities to Increase Will Be Limited

Your ability to participate in any positive change in the value of the underlying index over the life of your securities will be limited because of the maximum upside payment at maturity of $11.45 per security (114.50% of the stated principal amount). The maximum upside payment at maturity will limit the payment at maturity you may receive for each of your securities, no matter how much the value of the underlying index may rise over the life of your securities. Because the payment at maturity due to an increase in the underlying index will be limited to 114.50% of the stated principal amount per security, any increase in the final index value over the initial index value by more than 14.50% of the initial index value will not further

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GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

increase the return on the securities. Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in the underlying index. In addition, if the final index value is less than the initial index value but greater than or equal to the trigger level, the payment at maturity for each security will be equal to the stated principal amount plus the product of the stated principal amount times the absolute index return. You will benefit from the absolute index return only if the final index value is less than the initial index value but greater than or equal to the trigger level.  Therefore, if the index percent change is negative, the amount you may receive at maturity will not exceed $11.50 for each security.

The Return on Your Securities May Change Significantly Despite Only a Small Change in the Value of the Underlying Index

If the final index value is less than the trigger level, you will receive less than the stated principal amount of your securities and you could lose all or a substantial portion of your investment in the securities.  This means that while a 15.00% drop between the initial index value and the final index value will not result in a loss of principal on the securities, a decrease in the final index value to less than 85.00% of the initial index value will result in a loss of a significant portion of the stated principal amount of the securities despite only a small change in the value of the underlying index.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those underlying index stocks. Therefore, the return on your securities will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those underlying index stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “— Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities

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determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Amount Payable on Your Securities Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your securities may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•                  the value of the underlying index;

•                  the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;

•                  the dividend rates of the underlying index stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

•                  interest rates and yield rates in the market;

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•                  the time remaining until your securities mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your securities. Even if the value of the underlying index increases above the initial index value during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index or the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise

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manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying index or underlying index stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your securities before the stated maturity date. The payment at maturity and the market value of your securities could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your securities. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value

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of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying Index” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 1,735.

Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

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United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee. Also as of July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows:

•                  with respect to the “U.S. company” criterion, (i) the IEX was added as an “eligible exchange” for the primary listing of the relevant company’s common stock and (ii) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and

•                  with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.

As of January 15, 2019, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (10.43%), Consumer Discretionary (10.16%), Consumer Staples (7.26%), Energy (5.52%), Financials (13.39%), Health Care (15.24%), Industrials (9.27%), Information Technology (19.90%), Materials (2.68%), Real Estate (2.96%) and Utilities (3.19%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the

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underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings - S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 1,735.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the securities. The actual performance of the underlying index over the life of the securities, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the S&P 500® Index for each of the four calendar quarters in  2014, 2015, 2016, 2017 and 2018 and the first  calendar quarter of 2019 (through January 18, 2019). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the Underlying Index

	High	Low	Period End
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016
Quarter ended March 31	2,063.95	1,829.08	2,059.74

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	High	Low	Period End
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ended December 31	2,271.72	2,085.18	2,238.83
2017
Quarter ended March 31	2,395.96	2,257.83	2,362.72
Quarter ended June 30	2,453.46	2,328.95	2,423.41
Quarter ended September 30	2,519.36	2,409.75	2,519.36
Quarter ended December 31	2,690.16	2,529.12	2,673.61
2018
Quarter ended March 31	2,872.87	2,581.00	2,640.87
Quarter ended June 30	2,786.85	2,581.88	2,718.37
Quarter ended September 30	2,930.75	2,713.22	2,913.98
Quarter ended December 31	2,925.51	2,351.10	2,506.85
2019
Quarter ending March 31 (through January 18, 2019)	2,670.710	2,447.890	2,670.710

The graph below shows the daily historical index closing values from January 1, 2007 through January 18, 2019. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

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Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 1,735. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of valuation date:	As described under “Supplemental Terms of the Notes – Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each security for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your securities, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 78 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.225, or 2.25% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.5% of the principal amount, for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.01, or 0.10% of the principal amount, for each security. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on January 24, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents

January 2019

GS Finance Corp. Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020 Trigger Participation SecuritiesSM Principal at Risk Securities

listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•             General terms supplement no. 1,735 dated July 10, 2017

•             Prospectus supplement dated July 10, 2017

•             Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Validity of the Securities and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such securities have been authenticated by the trustee pursuant to the indenture, and such securities and the guarantee have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

January 2019

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$14,803,420

GS Finance Corp.

Dual Directional Trigger Participation Securities Based on the Value of the S&P 500® Index due March 4, 2020

Principal at Risk Securities

Goldman Sachs & Co. LLC